Exhibit 3.1

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHINA XUEDA EDUCATION LTD

(Adopted by way of special resolutions passed on July 28, 2010)

NAME

1.                                      The name of the Company is CHINA XUEDA EDUCATION LTD.

REGISTERED OFFICE

2.                                      The Registered Office of the Company shall be at the offices of Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands or at such other place as the Directors may from time to time decide.

GENERAL OBJECTS AND POWERS

3.                                      Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2007 Revision) or as revised, or any other law of the Cayman Islands.

LIMITATION OF LIABILITY

4.                                      The liability of each Member of the Company is limited to the amount from time to time unpaid on such Member’s shares.

CURRENCY

5.                                      Shares in the Company shall be issued in the currency of the United States of America.

AUTHORIZED CAPITAL

6.                                      The authorized share capital of the Company is US$ 50,000 divided into: (i) 469,647,160 ordinary shares of a nominal or par value of US$ 0.0001 each (the “Ordinary Shares”), and (ii) 30,352,840 preferred shares of a nominal or par value of US$ 0.0001 each (the “Preferred Shares”), 21,555,920 of which are designated as series A1 preferred shares(the “Series A1 Shares”) and 8,796,920 of which are designated as series A2 preferred shares(the “Series A2 Shares”) , with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2007 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.

EXEMPTED COMPANY

7.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2007 Revision) and, subject to the provisions of the Companies Law (2007 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REGISTERED SHARES AND BEARER SHARES

8.                                      Shares of the Company may be issued as registered shares only. The Company shall not issue shares in bearer form.

DEFINITIONS

9.                                      The meanings of terms used in this Memorandum of Association are as defined in the Articles of Association.

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHINA XUEDA EDUCATION LTD

(Adopted by way of special resolutions passed on July 28, 2010)

PRELIMINARY

The regulations in Table A in the Schedule to the Law (as defined below) do not apply to the Company.

1.                                      In these Articles, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings

BVI Companies	Golden Section Holding Corporation, Goodor Corporation, Nihao China Corporation, New Sky Resources Limited and KAIYUAN TECHNOLOGY LIMITED.

Director	a director, including a sole director, for the time being of the Company and shall include an alternate director.

Founders	Jin Xin, Li Rubin, Yao Jinbo, Zhu Changyong and Deng Qiang.

Group Companies	the Company, the BVI Companies, the HK Co., the PRC Subsidiary and the PRC Affiliates.

HK Co.	CHINA XUEDA CORPORATION LIMITED(), a company organised and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China

Investors	Series A1 Investor and Series A2 Investors.

Member

the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires.

Ordinary Shares	ordinary shares with the par value of US$0.0001 each in the capital of the Company.

Preferred	preferred shares with the par value of US$0.0001 each in the capital of the

Shares	Company, including Series A Shares.

Preferred Share Issue Price	the per share price at which the Preferred Shares are issued from time to time.

person	an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated or association of persons.

Register of Members	the register of Members referred to in these Articles.

resolution of Directors

(a)     A resolution approved at a duly convened and constituted meeting of Directors of the Company or of a committee of Directors  of the Company by the affirmative vote of a simple majority of the Directors present at the meeting who voted and did not abstain; or

(b)     a resolution consented to in writing by all Directors or of all members of the committee, as the case may be;

provided that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority.

Ordinary Resolution

a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote.

PRC Affiliates	, two limited liability companies organized and existing under the laws of the People’s Republic of China.

PRC Subsidiary	, a wholly foreign-owned enterprise established under the laws of the People’s Republic of China.

Purchase Agreement

the Preferred Share Purchase Agreement dated as of August 28, 2009 by and among the Company, the BVI Companies, the HK Co., the PRC Subsidiary and the PRC Affiliates, the Founders, the Investors and other parties thereto.

Related Party

For the purpose of Article 41, means (i) any shareholder of the Company or any subsidiary, (ii) any Director of the Company or any subsidiary, (iii) any officer of the Company or any subsidiary, (iv) any relative (including any spouse, parent, child, grandparent, grandchild, sibling of such person) of a Five Percent Shareholder, Director or officer of the Company or any subsidiary and (v) any Person in which any Director or officer of the Company or any subsidiary, or in which any Five Percent Shareholder of the Company or any subsidiary, has any interest, other than a passive shareholding of less than 1% in a publicly listed company; “Five Percent Shareholder” means any Person who owns, of record or beneficially, five percent or more of the outstanding voting power of any other Person entitled to vote in the election of Directors of such other Person; “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

Series A1	CDH XUEDA LIMITED, a company organized and existing under the laws of the

Investor	British Virgin Islands.

Series A2 Investors	Happyall Ltd, Poda Capital Limited and Wavesong Ltd.

Series A1 Shares	Preferred Shares designated as Series A1 Preferred Shares with par value of US$ 0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series A2 Shares	Preferred Shares designated as Series A2 Preferred Shares with par value of US$ 0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series A Shares	Series A1 Shares and/or Series A2 Shares, which, unless otherwise specified herein, shall be pari passu in all respects with each other.

Special Resolution

a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a majority of not less than two thirds (or such greater number as may be specified in these Articles)of the vote cast, as provided in the Law, or a written resolution passed by unanimous consent of all Members entitled to vote.

the Law	the Companies Law of the Cayman Islands and every modification, re-enactment or revision thereof for the time being in force.

the Memorandum	the Memorandum of Association of the Company as originally framed or as from time to time amended.

the Seal	any Seal which has been duly adopted as the Seal of the Company.

these Articles	the Articles of Association as originally framed or as from time to time amended.

2.                                      “Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, or other form of writing produced by electronic communication.

3.                                      Save as aforesaid any words or expressions defined in the Law shall bear the same meaning in these Articles.

4.                                      Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.                                      A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.                                      A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTRATION OF SHARES

7.                                       Register of Members.

The Board of Directors of the Company (the “Board”) shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)                                 the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)                                 the date on which each person was entered in the Register of Members; and

(c)                                  the date on which any person ceased to be a Member.

8.                                      Registered Holder Absolute Owner.

8.1                               The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognize any equitable claim or other claim to, or interest in, such share on the part of any other person.

8.2                               No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognize, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder.  If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)                                 such notice shall be deemed to be solely for the holder’s convenience;

(b)                                 the Company shall not be required in any way to recognize any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)                                  the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)                                 the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognize the holder as having an absolute right to the entirety of the share or shares concerned.

SHARES, AUTHORIZED CAPITAL, CAPITAL

9.                                      Subject to the provisions of these Articles, any resolution of the Members and any agreement which is binding on the Company to the contrary, the unissued shares of the Company shall be at the disposal of the Directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of Directors determine provided that no share shall be issued at a discount except in accordance with the Law.

10.                               Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of Directors.

11.                               Shares in the Company may be issued for such amount of consideration as the Directors may from time to time by resolution of Directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the Directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved.  The consideration in respect of the shares constitutes capital to the extent of the par value of US$ 0.0001 and the excess constitutes share premium.

12.                               A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

13.                               The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

14.                               Shares may be issued as registered shares only. The Company shall not issue shares in bearer form.

15.                               Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the Directors, except that the Directors must designate as capital an amount of the consideration that is at least equal to the  amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

16.                               Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may purchase, redeem or otherwise acquire and hold its own shares but in accordance with the Law and the Company be and is hereby authorized to make payment out of capital in connection therewith.

17.                               Subject to provisions to the contrary in

(a)                                 the Memorandum or these Articles;

(b)                                 the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)                                  the subscription agreement for the issue of the shares,

the company may not purchase or redeem its own shares without the consent of members whose shares are to be purchased or redeemed.

18.                               No purchase or redemption of shares out of capital shall be made unless (a) Article 41 has been satisfied and (b) the Directors determine that immediately after the purchase or redemption the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and unless it is in compliance with the provisions of the Law.

19.                               Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding paragraph shall be cancelled and available for re-issue thereafter.

TRANSFER OF SHARES

20.                               Subject to any limitations in the Memorandum, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the Directors may accept such evidence of a transfer of shares as they consider appropriate.

21.                               The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee’s name has been entered in the Register of Members.

22.                               Subject to any limitations in the Memorandum, these Articles and any agreements entered into between the Company and the members, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the share register the name of the transferee of the share; provided that, the Directors, solely subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments.  If the Directors refuse to register a transfer they shall notify the transferee within sixty (60) days of such refusal.

VARIATION OF CLASS RIGHTS

23.                               If at any time the authorized capital is divided into different classes or series of shares, subject to compliance with other consent or approval requirements under these Articles, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least fifty percent (50%) of the issued shares of that class or series (in case of the Preferred Shares, the holders shall include the Series A1 Investor), and of the holders of at least fifty percent (50%) of the issued shares of any other class or series of shares which may be affected by such variation.

24.                               The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issuance of further shares ranking pari passu therewith.

TRANSMISSION OF SHARES

25.                               The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three regulations.

26.                               The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the Cayman Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter.  For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the Directors may obtain appropriate legal advice.  The Directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

27.                               Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the Directors.  An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the Directors shall treat it as such.

28.                               Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

29.                               What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

30.                               Subject to the Law and Article 41, the Company may from time to time by an Ordinary Resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

31.                               Subject to the Law and Article 41, the Company may from time to time by an Ordinary Resolution alter the conditions of its Memorandum of Association to:

(a)                                 consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)                                 subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(c)                                  cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

32.                               For the avoidance of doubt it is declared that Article 31(a) and (b) above do not apply if at any time the shares of the Company have no par value.

33.                               Subject to the Law and Article 41, the Company may from time to time by Special Resolution reduce its share capital in any way or, subject to Article 133, alter any conditions of its Memorandum of Association relating to share capital.

34                                  Subject to Article 9 and Article 41, the Memorandum and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Preferred Shares, with the Preferred Shares comprised of Series A Shares. The holders of Ordinary Shares, subject to provisions of these Articles:

(a)                                 be entitled to one vote per share;

(b)                                 be entitled to such dividends as the Board may from time to time declare;

(c)                                  in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)                                 generally be entitled to enjoy all of the rights attaching to shares.

The holders of the Preferred Shares shall be entitled to the rights set out in the following Articles.

CONVERSION OF PREFERRED SHARES

35.                               Conversion Rights.  Unless converted earlier pursuant to Article 36 below, each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Ordinary Shares at any time:

the conversion rate for Preferred Shares shall be determined by dividing Preferred Share Issue Price by the conversion price then in effect at the date of the conversion. The initial conversion price will be the Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below (the “Preferred Share Conversion Price”).

Nothing in this Article 35 shall limit the automatic conversion rights of Preferred Shares described in Article 36 below.

36.                              Automatic Conversion.  Each Preferred Share shall automatically be converted into Ordinary Shares, at the then applicable Preferred Share Conversion Price upon the closing of an underwritten public offering of the Ordinary Shares of the Company (in accordance with Article 41) in the United States, that has been registered under the Securities Act of 1933, as amended (the “Securities Act”), or in a similar public offering of the Ordinary Shares of the Company in Hong Kong or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange; provided that (a) the valuation of the Company immediately after such offering shall be at least one hundred million U.S. dollars (US$100,000,000) and (b) the total securities issued by the Company in such offering shall be not less than fifteen percent (15%) of all outstanding share capital of the Company after the offering ; unless otherwise agreed upon by the Investor and the Company (a “Qualified Public Offering”).  In the event of the automatic conversion of the Preferred Shares upon a Qualified Public Offering as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Qualified Public Offering.

37.                                Mechanics of Conversion.  No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Preferred Share Conversion Price.  Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same.  The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares, if any.  Such conversion shall be deemed to have been made immediately prior to close of business on the date of such surrender of the shares of Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date after its name is recorded in the Register of Members as the holder of such Ordinary Shares.  The Directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares.

38.                                Reservation of Shares Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the shares of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares, and if at any time the number of authorized but unissued Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

ADJUSTMENTS TO CONVERSION PRICE

39.                                 (a)                                  Special Definitions.  For purposes of this Article 39, the following definitions shall apply:

(i)                                     “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)                                  “Original Issue Date” for each class of Preferred Shares shall mean the date on which the first such Preferred Shares was issued.

(iii)                               “Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Preferred Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)                              “Additional Ordinary Shares” for each class of Preferred Shares shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 39(c), deemed to be issued) by the Company after the Original Issue Date of such Preferred Shares, other than:

(A)                              Ordinary Shares issued upon conversion of the Preferred Shares authorized herein;

(B)                                Ordinary Shares (including any of such shares which are repurchased) issued to officers, Directors, employees and consultants of the Company pursuant to shares option or purchase plans approved by the Board and holders of the Preferred Shares pursuant to Article 41;

(C)                                as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to Article 39(f) and Article 39(g) hereof; and

(D)                               pursuant to a Qualified Public Offering.

(b)                                 No Adjustment to Conversion Price.  No adjustment in the Preferred Share Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance.

(c)                                  Deemed Issuance of Additional Ordinary Shares.  In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued with respect to Preferred Shares, unless the consideration per share (determined pursuant to Article 39(e) hereof) of such Additional Ordinary Share would be less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)                                     no further adjustment to the Preferred Share Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)                                  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                               upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)                              in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)                                in the case of Options for Convertible Securities, only the Convertible  Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(iv)                              no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Preferred Share Conversion Price to an amount which exceeds the lower of (i) the Preferred Share Conversion Price on the original adjustment date, or (ii) the Preferred Share Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v)                                 in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Preferred Share Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)                                 Adjustment of Preferred Share Conversion Price Upon Issuance of Additional Ordinary Shares below the Preferred Share Conversion Price.  In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Article 39 (c)) at a subscription price per Ordinary Share (on an as-converted basis) less than any of the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, then the Preferred Share Conversion Price for such Preferred Shares held by such holder shall be reduced, concurrently with such issuance, to a price equal to the consideration per share received by the Company for such Additional Ordinary Shares determined in the manner provided in Article 39(e) below.

(e)                                  Determination of Consideration.  For purposes of this Article 39, the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(i)                                     Cash and Property.  Except as provided in clause (ii) below, such consideration shall:

(A)                              insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)                                insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or Director of the Company; and

(C)                                in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii)                                  Options and Convertible Securities.  The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 39(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)                              the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)                                the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a  subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion exchange of such Convertible Securities.

(f)                                    Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares.  In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Preferred Share Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares the Preferred Share Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)                                 Adjustments for Other Distributions.  In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 39 with respect to the rights of the holders of the Preferred Shares.

(h)                                 Adjustments for Reclassification, Exchange and Substitution.  If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)                                     No Impairment.  The Company will not, by the amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 39 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(j)                                     Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Article 39, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Preferred Share Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(k)                                  Miscellaneous.

(i)                                     All calculations under this Article 39 shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)                                  The holders of at least a majority of the outstanding Preferred Shares shall have the right to challenge any determination by the Board of fair value pursuant to this Article 39, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Preferred Shares.

(iii)                               No adjustment in the Preferred Share Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.01.  Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.0l or more in such conversion price.

VOTING RIGHTS

40.                                 Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then   issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited.  To the extent that applicable law, the Memorandum and/or these Articles require the Preferred Shares to vote separately as a class with respect to any matters, the Preferred Shares shall vote separately as a class with respect to such matters. Otherwise, the holders of Preferred Shares and Ordinary Shares shall vote together as a single class.

PROTECTIVE PROVISIONS

41.                                 Acts of the Group Companies.  In addition to any other vote or consent required elsewhere in the Memorandum and these Articles or by the Law, the following acts shall require (i) the prior written approval of the holder(s) of more than fifty percent (50%) of the Preferred Shares, in the event that any such matter set forth below is by applicable laws required to be determined by members of the Company; or (ii)the prior written approval of one or more Series A Directors appointed by the holder(s) of more than fifty percent (50%) of the Preferred Shares, in the event that any such matter set forth below is by applicable laws required to be determined by the board of the Company:

(a)                                  adoption or change to the Memorandum and Articles of Association or other charter documents of any Group Company;

(b)                                 establishment of any board committee and the delegation of any authority to the Board of Directors of any Group Company;

(c)                                  any change in the number of Directors of any Group Company;

(d)                                 issuance of any new securities or any instruments that are convertible into securities, excluding (i) any issuance of the Preferred Shares under the Preferred Share Purchase Agreement, (ii) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (iii) any issuance of Ordinary Shares (or options or warrants therefor) under employee equity incentive plans approved by the Board;

(e)                                  any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(f)                                    any action by the Company to authorize, create or issue shares of any class or series of the Company having preferences superior to or on a parity with the Preferred Shares;

(g)                                 any action by the Company to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Preferred Shares;

(h)                                 any repurchase or redemption of any equity securities of the Company other than pursuant to the redemption right of the holders of Preferred Shares as provided in the Restated Memorandum and Articles or contractual rights to repurchase Ordinary Shares from the employees, Directors or consultants of the Company upon termination of their employment or services;

(i)                                     decisions in connection with the initial public offering of the Company, including but not limited to the stock exchange, timing, and valuation of initial public offering of the Company;

(j)                                     appointment, removal and remuneration of senior management (including Chairman, CEO, COO, CFO) of any Group Company;

(k)                                  the declaration and/or payment of any and all dividends on any securities of any Group Company;

(l)                                     the repurchase by any Group Company of any outstanding securities and any other reduction of capital or similar process;

(m)                               any merger, consolidation, scheme of arrangement, recapitalization or sale of all or substantially all of the assets of any Group Company;

(n)                                 any expenditure, any purchase and disposal of assets and businesses, or any purchase and disposal of assets and businesses worth, in the aggregate, more than RMB five million (RMB5,000,000), per transaction or in the aggregate in a fiscal year, by any Group Company;

(o)                                 any transaction between the Company or any of its subsidiaries on the one hand, and any Related Party, on the other hand;

(p)                                 employment of any Related Party by any Group Company;

(q)                                 any capital expenditures or any capital commitments (i) that are in excess of the amount of ten thousand U.S. dollars (US$10,000) per transaction or fifty thousand U.S. dollars (US$50,000) in the aggregate in a fiscal year; and (ii)that are outside annual budget approved by the Board;

(r)                                    any non-ordinary course of transactions (i) that are in excess of the amount of RMB five million (RMB5,000,000) per transaction or in the aggregate in a period of 12 month; and (ii) that are outside annual budget approved by the Board

(s)                                  incurrence of debt or assumption of any financial obligation or issue, assumption, provision of guarantee or creation of any liability for borrowed money exceeding the amount of RMB five million (RMB5,000,000) per transaction or in the aggregate;

(t)                                    adoption or change of the treasury policy, any material accounting policy or the fiscal year of any Group Company;

(u)                                 establishment of any subsidiary or affiliates and the signing of any shareholders agreement or joint venture agreement by any Group Company;

(v)                                 appointment or change of the auditors;

(w)                               any purchase by any Group Company of equity securities of, or any securities convertible into equity securities of, any other company exceeding the amount of RMB five million (RMB5,000,000);

(x)                                   the adoption of, or amendment to, any employee equity incentive plan of any Group Company;

(y)                                 any change in the business plan or scope of principal business of any Group Company; and

(z)                                   approval of the business plan or the annual budget of the Group Companies.

REDEMPTION

42.                                 (a)                                  Redemption by the Company. Notwithstanding anything to the contrary herein, if (i) the Company fails to consummate a Qualified Public Offering on or before December 31, 2011, or (ii) the Company satisfies all the conditions and prerequisites for a Qualified Public Offering according to the opinions provided by an independent investment bank designated by the Series A1 Investor, and the Series A1 Director has approved a proposal to initiate such a Qualified Public Offering on a meeting of board of Directors, however, such proposal is rejected by other Directors, or (iii) there is a material breach by the Company or any of the Group Companies or the Founders of any of their respective warranties and undertakings set forth in the Preferred Share Purchase Agreement, then subject to the Companies Law (2007 Revision) of the Cayman Islands and, if so requested by the holders of at least fifty percent (50%) of the Preferred Shares, the Company shall redeem all, but not less than all, of the outstanding Preferred Shares out of funds legally available therefore (the “Redemption”).  The price at which each Preferred Share shall be redeemed shall be equal to

IP x (115%) N, where

IP = Original Contribution (as defined in Article 131) for each Preferred Share; and

N = a fraction the numerator of which is the number of calendar days between date the holders of the Preferred Shares acquired their Preferred Shares and the relevant Redemption Date (as defined below) on which such Preferred Share is redeemed and the denominator of which is 365, plus all declared but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers (the “Redemption Price”).

If the Company does not have sufficient cash or funds legally available to redeem all of the Preferred Shares required to be redeemed in accordance with any applicable law, the remainder will be paid in the form of a one-year promissory note issued by the Company to such holders of Preferred Shares, which shall bear a compound interest at the rate of 15% per annum with a security provided by the Founders in a form acceptable to the holders of the Preferred Shares.

(b)                                 Notice. A 30-day prior notice of redemption by such holders of at least fifty percent (50%) of the Preferred Shares shall be given by hand or by mail to the registered office of the Company (the “Redemption Notice”). The Redemption Notice shall specify the date of Redemption (the “Redemption Date”) which shall be the 30th day commencing from the date of the Redemption Notice unless otherwise agreed.

(c)                                  Surrender of Certificates. Before any holder of Preferred Shares shall be entitled for redemption under the provisions of this Article 42, such holder shall surrender his or her certificate or certificates representing such Preferred Shares to be redeemed to the Company, and the Redemption Price shall be payable on the Redemption Date to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled on the Redemption Date. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the relevant Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the relevant redemption date), without interest, shall cease and terminate and such Preferred Shares shall be cancelled by the Company.

(d)                                 Restriction on Distribution. If the Company fails (for whatever reason) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(e)                                  To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Article 42.

(f)                                    The provisions under this Section 42 shall terminate upon the closing of a Qualified Public Offering.

MEETINGS AND CONSENTS OF
MEMBERS

43.                                 The Directors of the Company may convene meetings of the members of the Company at such times and in such manner and places within or outside the Cayman Islands as the Directors consider necessary or desirable.

44.                                 Upon the written request of members holding ten per cent or more of the outstanding voting shares in the Company, the Directors shall convene a meeting of members promptly, and in any event within ten (10) business days, following receipt by the Company of such a request.

45.                                 The Directors shall give not less than seven days notice of meetings of members to those persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

46.                                 The Directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

47.                                 A meeting of members may be called on short notice:

(a)                                  if members holding not less than 90 per cent of the total number of shares entitled to vote on all matters to be considered at the meeting, or 90 per cent of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a 90 per cent majority of the remaining votes, have agreed to short notice of the meeting, or

(b)                                 if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

48.                                 The inadvertent failure of the Directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

49.                                 A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

50.                                 The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

51.                                 An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

(Name of Company)

I/We            being a member of the above Company with        shares HEREBY APPOINT       of         or failing him        of           to be my/our proxy to vote for me/us at the meeting of members to be held on the          day of       and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this day of

Member

52.                                 The following shall apply in respect of joint ownership of shares:

(a)                                  if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b)                                 if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and;

(c)                                  if two or more of the joint owners are present in person or by proxy they must vote as one.

53.                                 A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

54.                                 A meeting of members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy (i) not less than a majority of the votes of the shares or class or series of shares entitled to vote on a resolution of members to be considered at the meeting, and (ii) holders of not less than a majority of the issued Preferred Shares.

55.                                 If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy (i) not less than a majority of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting and (ii) holders of not less than a majority of the issued Preferred Shares, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

56.                                 At every meeting of members, the Chairman of the Board of Directors shall preside as Chairman of the meeting.  If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the members present shall choose someone of their number to be the Chairman.  If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed proxy at the meeting shall preside as Chairman failing which the oldest individual member or representative of a member present shall take the chair.

57.                                 The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

58.                                 At any meeting of the members the Chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.  If the Chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the Chairman shall fail to take a poll then any member present in person or by proxy who disputes the announcement by the Chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the Chairman shall thereupon cause a poll to be taken.  If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the Chairman.

59.                                 Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence.  In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any member.

60.                                 Any person other than an individual which is a member of the Company may by resolution of its Directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same power on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

61.                                 The Chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

62.                                 Directors of the Company may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.

63.                                 An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all the Members, without the need for any notice, but if any resolution of members is adopted otherwise than by the unanimous written consent of all members, a copy of such resolution shall forthwith be sent to all members not consenting to such resolution.  The consent may be in the form of counterparts, each counterpart being signed by one or more members.

DIRECTORS

64.                                 The first Directors of the Company shall be appointed by the subscriber to the Memorandum; and thereafter, the Directors shall be elected by the members for such term as the members determine.

65.                                 The Company shall be managed by a Board of Directors which will be limited to ten (10) Directors, which number of Directors shall not be changed except pursuant to an amendment to these Articles. Whereby:

one Director shall be appointed by the Series A1 Investor and its permitted assigns (the “Series A1 Director”);

one Director shall be jointly appointed by the Series A2 Investors and their respective permitted assigns (the “Series A2 Director”, together with the Series A1 Director, the “Series A Directors”, and each a “Series A Director”); and

the remaining Directors shall be jointly appointed by the BVI Companies and their respective permitted assigns (each an “Ordinary Director”, and collectively, the “Ordinary Directors”).

The Series A1 Investor and its permitted assigns shall have the right to appoint an observer to any board meeting, who will participate in any discussion, but will have no voting rights except when explicitly authorized in written form by the Series A1 Director as the proxy when the Series A1 Director is absent.

66.                                 Each Director appointed pursuant to Article 65 shall hold office for the term, if any, fixed by the

Member entitled to appoint such Director or until his earlier death, resignation or removal.

67.                                 Any Director may be removed from office by the Member of the Company or in the manner specified by the Law or these Articles, but with respect to a Director appointed pursuant to Article 65, only upon the vote or written consent of the Member entitled to appoint such Director.

68.                                 A Director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

69.                                 Any vacancies created by the resignation, removal or death of a Director appointed pursuant to Article 65 shall be filled pursuant to Article 65.

70.                                 The Company shall keep a register of Directors containing:

(a)                                  the names and addresses of the persons who are Directors of the Company;

(b)                                 the date on which each person whose name is entered in the register was appointed as a Director of the Company; and

(c)                                  the date on which each person named as a Director ceased to be a Director of the Company.

71.                                 A copy of the register of Directors shall be kept at the registered office of the Company and the Company may determine by resolution of Directors to register a copy of the register with the Registrar of Companies.

72.                                 With the prior approval or subsequent ratification by an Ordinary Resolution and subject to all other approvals required under the Memorandum or these Articles, the Board may, by a resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

73.                                 A Director shall not require a share qualification, and may be an individual or a company.

POWERS OF DIRECTORS

74.                                 Subject to the provisions of Article 41, the business and affairs of the Company shall be managed by the Directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Law or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the Directors which would have been valid if such requirement had not been made.

75.                                 The Directors may, by a resolution of Directors, appoint any person, including a person who is a Director, to be an officer or agent of the Company.  The resolution of Directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

76.                                 Every officer or agent of the Company has such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of Directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of Directors under the Law.

77.                                 Any Director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the Board of Directors or with respect to unanimous written consents.

78.                                 The continuing Directors may act notwithstanding any vacancy in their body, save that if their number is reduced to their knowledge below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of Directors, the continuing Directors or Director may act only for the purpose of appointing Directors to fill any vacancy that has arisen or summoning a meeting of members.

79.                                 Subject to the provisions of Article 41, the Directors may by resolution of Directors exercise all the powers of the Company subject to all approvals required under the Memorandum to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

80.                                 All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of Directors.

81.                                 The Directors shall cause to be kept the register of mortgages and charges required by the Law.

82.                                 The register of mortgages and charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

PROCEEDINGS OF DIRECTORS

83.                                 The Directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the Directors may determine to be necessary or desirable; provided, that the Board of Directors and the Audit Committee (as defined in Article 94 below) shall meet at least every three months.

84.                                 A Director shall be deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

85.                                 A Director shall be given not less than seven (7) days notice of meetings of Directors, but a meeting of Directors held without seven (7) days notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a Director at a meeting shall constitute waiver on his part.  The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

86.                                 A Director may by a written instrument appoint an alternate who need not be a Director and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director.

87.                                 A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than four (4) Directors, which shall include at least two Ordinary Directors and the Series A1 Director.

88.                                 At every meeting of the Directors the Chairman of the Board of Directors shall preside as Chairman of the meeting.  If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting the Vice Chairman of the Board of Directors shall preside.  If there is no Vice Chairman of the Board of Directors or if the Vice Chairman of the Board of Directors is not present at the meeting the Directors present shall choose someone of their number to be Chairman of the meeting.

89.                                 An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a resolution of Directors or a committee of Directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all Directors or all members of the committee as the case may be, without the need for any notice.  The consent may be in the form of counterparts, each counterpart being signed by one or more Directors.

90.                                 The Directors shall cause the following corporate records to be kept:

(a)                                  minutes of all meetings of Directors, members, committees of Directors, committees of officers and committees of members;

(b)                                 copies of all resolutions consented to by Directors, members, committees of Directors, committees of officers and committees of members; and

(c)                                  such other accounts and records as the Directors by resolution of Directors consider necessary or desirable in order to reflect the financial position of the Company.

91.                                 The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the Directors determine.

92.                                 The Directors may, by resolution of Directors, designate one or more committees. Each committee of Directors has such powers and authorities of the Directors, including the power and authority to affix the Seal, as are set forth in the resolution of Directors establishing the committee, except that no committee has any power or authority to amend the Memorandum or these Articles, to appoint Directors or fix their emoluments, or to appoint officers or agents of the Company.

93.                                 The meetings and proceedings of each committee of Directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

94.                                 The Company shall set up a compensation committee (the “Compensation Committee”), and an audit committee (the “Audit Committee”) (collectively, the “Committees”) at the time determined by the Board of Directors. The Compensation Committee shall be responsible for evaluating and recommending to the Board of the Director for action all matters related to the Company’s annual compensation and/or bonus plan, share option plan, and employee related compensation matters.  The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company.

OFFICERS

95.                                 The Company may by resolution of Board of Directors, with the prior written approval of the members holding more than fifty percent (50%) of the Preferred Shares, appoint officers of the Company at such times as shall be considered necessary or expedient.  Such officers may consist of a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a President and one or more Vice Presidents, Secretaries and Financial Controller and such other officers as may from time to time be deemed desirable.  Any number of offices may be held by the same person.

96.                                 The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of Directors or Ordinary Resolution, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board of Directors to preside at meetings of Directors and members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

97.                                 The emoluments of all officers shall be fixed by resolution of the Board of Directors, with the prior written approval of the members holding more than fifty percent (50%) of the Preferred Shares.  The Directors shall also be entitled to be paid all traveling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company.

98.                                 The officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by resolution of Directors.  Any vacancy occurring in any office of the Company may be filled by resolution of Directors.

CONFLICT OF INTERESTS

99.                                 No agreement or transaction between the Company and one or more of its Directors or any person in which any Director has a financial interest or to whom any Director is related, including as a Director of that other person, is void or voidable for this reason only or by reason only that the Director is present at the meeting of Directors or at the meeting of the committee of Directors that approves the agreement or transaction or that the vote or consent of the Director is counted for that purpose if the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other Directors.

100.                           A Director who has an interest in any particular business to be considered at a meeting of Directors or members may be counted for purposes of determining whether the meeting is duly constituted.

INDEMNIFICATION

101.                           Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a)                                  is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, an officer or a liquidator of the Company; or

(b)                                 is or was, at the request of the Company, serving as a Director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

102.                           The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

103.                           The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

104.                           The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

105.                           If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

106.                           The Company may purchase and maintain insurance in relation to any person who is or was a Director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a Director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

107.                           The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of Directors.  The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office.  Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a Director or any other person so authorized from time to time by resolution of Directors.  Such authorization may be before or after the seal is affixed may be general or specific and may refer to any number of sealing.  The Directors may provide for a facsimile of the Seal and of the signature of any Director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

108.                           No dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is first paid in full on the Preferred Shares (on an as-converted basis).  Holders of the Preferred Shares shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis.  After payment of the preferential dividends to the holders of the Preferred Shares, the holders of the Preferred Shares shall also be entitled to receive dividends paid to holders of Ordinary Shares ratably (on an as-converted basis) on the record date for such dividends.

109.                          Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may by a resolution of Directors declare and pay dividends in money, shares, or other property, but dividends shall only be declared and paid out of profit or the Company’s share premium account.  In the event that dividends are paid in specie the Directors shall have responsibility for establishing and recording in the resolution of Directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

110.                           Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

111.                           The Directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

112.                           Dividends may be declared and paid out of profits of the Company, realized or unrealized, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount.  Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Law.

113.                           Notice of any dividend that may have been declared shall be given to each member in manner hereinafter mentioned and all dividends unclaimed for three (3) years after having been declared may be forfeited by resolution for the benefit of the Company.

114.                           No dividend shall bear interest as against the Company and no dividend shall be paid on shares held by another company of which the Company holds, directly or indirectly, shares having more than 50 per cent of the vote in electing Directors.

115.                           The Board may resolve to capitalize any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

116.                           The Board may resolve to capitalize any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

117.                           A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

118.                           The Company shall prepare an audited annual consolidated financial statements and unaudited consolidated monthly and quarterly financial statements, each in accordance with internationally recognized accounting principles, including U.S. GAAP standard, which shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

119.                           The accounts of the Company shall be examined at least annually by an international accounting firm starting from the fiscal year 2009.

120.                           Subject to the provisions of Article 41, the first auditors shall be appointed by resolution of Directors and subsequent auditors shall be appointed by an Ordinary Resolution in accordance with the Memorandum and these Articles.

121.                           The auditors may be members of the Company but no Director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

122.                           The remuneration of the auditors of the Company

(a)                                  in the case of auditors appointed by the Directors, may be fixed by resolution of Directors;

(b)                                 subject to the foregoing, shall be fixed by an Ordinary Resolution or in such manner as the Company may by an Ordinary Resolution determine.

123.                           The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not

(a)                                  in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b)                                 all the information and explanations required by the auditors have been obtained.

124.                           The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

125.                           Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

126.                           The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

127.                           Any notice, information or written statement to be given by the Company to members may be served in the case of members holding registered shares in any way by which it can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

128.                           Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered office of the Company.

129.                           Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office of the Company or that it was mailed in such time as to admit to its being delivered to the registered office of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

VOLUNTARY WINDING UP AND DISSOLUTION

130.                         Subject to the provisions of the Memorandum, the Company may voluntarily commence to wind up and dissolve by a Special Resolution but if the Company has never issued shares it may voluntarily commence to wind up and dissolve by resolution of Directors.

LIQUIDATION PREFERENCE

131. (a)        Subject to applicable laws, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary the holders of the Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount equal to Preferred Shareholders’ respective direct or indirect original capital contribution to the Company as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein, as set forth under the caption “Original Contribution” in Exhibit A hereto (the “Original Contribution”), plus all declared but unpaid dividends thereon (including the Original Contribution, the “Preferred Share Preference Amount”). Any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares.  If the Company has insufficient assets to permit payment of the Preferred Share Preference Amount in full to all holders of Preferred Shares,, then the assets of the Company shall be distributed ratably to the holders of the Preferred Shares in proportion to the full Preferred Share Preference Amount each such holder of Preferred Shares would otherwise be entitled to receive under this Article 131(a).

(b)         Any sale of shares, merger, consolidation or other similar transaction involving the Company in which its shareholders do not retain a majority of the voting power in the surviving entity, or a sale of all or substantially all the Company’s assets, shall in each case be deemed a liquidation, dissolution or winding up of the Company, such that the provision of Article 131 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. If the requirements of this Article 131 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Article 131 have been complied with, or (ii) cancel such transaction.

(c)          Notwithstanding any other provision of this Article 131, the holders of the Preferred Shares shall irrevocably waive the right of liquidation preference set forth in Article 131(a), and thereafter, any funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares, provided that the holders of the Preferred Shares receive the distribution no less than two hundred percent (200%) of Preferred Share Preference Amount pursuant to this Article 131(c).

(d)         Notwithstanding any other provision of this Article 131, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the Law, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

(e)          In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative vote from the Series A1 Director.  Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)                                     If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day ending one (1) day prior to the distribution;

(ii)                                  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)                               If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. The holders of at least fifty percent (50%) of the Preferred Shares, shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Article 131, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

CONTINUATION

132.                           The Company may by an Ordinary Resolution or by a resolution passed unanimously by all Directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

CHANGES TO CONSTITUTION

133.                           Changes to the Memorandum and these Articles.  Subject to the Law and to the conditions and provisions contained in the Memorandum and these Articles, the Company may from time to time, by Special Resolution, change the name of the Company, alter or add to the Memorandum or these Articles.

EXHIBIT A

Original Contribution

Name of Preferred Shareholders	Original Contribution	The number of the Preferred Shares
US$500,000
CDH XUEDA LIMITED		21,555,920 Series A1 Shares
Certain US Dollars equivalent to RMB15,950,000

Series A2 Investors	RMB7,000,000	8,796,920 Series A2 Shares